Exhibit 24
HARRIS LETTERHEAD
October 15, 2008
Office of Filings and Information Services
U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549
Dear SEC,
I hereby grant a power of attorney to Roy Kim to represent me in all matters before the SEC including the execution of all forms and filings.
Sincerely,
/s/ Paul Skubic
Paul Skubic
Vice President